EXHIBIT 99.1
LGI Homes, Inc. Reports Fourth Quarter and Full Year 2016 Results and Releases 2017 Guidance
THE WOODLANDS, Texas, March 7, 2017 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the fourth quarter and full year ended December 31, 2016.
Fourth Quarter 2016 Highlights and Comparisons to Fourth Quarter 2015

•	Net Income of $23.2 million, or $1.09 Basic EPS and $1.01 Diluted EPS

•	Net Income Before Income Taxes increased 45.1% to $34.9 million

•	Home Sales Revenues increased 34.0% to $236.8 million

•	Home Closings increased 20.4% to 1,139 homes

•	Average Home Sales Price increased 11.3% to $207,928

•	Gross Margin as a Percentage of Homes Sales Revenues was 27.2% as compared to 26.5%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 28.5% as compared to 27.6%

•	Active Selling Communities at quarter-end increased to 63 from 52

•	Total Owned and Controlled Lots increased to 29,460 lots
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Full Year 2016 Highlights and Comparisons to Full Year 2015

•	Net Income of $75.0 million, or $3.61 Basic EPS and $3.41 Diluted EPS

•	Net Income Before Income Taxes increased 41.6% to $113.7 million

•	Home Sales Revenues increased 33.0% to $838.3 million

•	Home Closings increased 22.3% to 4,163 homes

•	Average Home Sales Price increased 8.8% to $201,374

•	Gross Margin as a Percentage of Home Sales Revenues was 26.4% as compared to 26.5%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues remained at 27.8%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“2016 was another great year for LGI Homes,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “Our fourth quarter provided a solid finish with a record-breaking 4,163 homes closed for the year, achieving significant growth in revenues and active community count, and increasing basic earnings per share 36.2% over the prior year.”

“As we turn our attention to 2017, we remain focused on delivering strong results. Although we have only closed 396 homes through February, our sales to date in 2017 have been strong and we believe these will fuel our future closings over the next few months. As a result, we maintain our positive outlook on the year.”

“We are poised to see continued growth in 2017 and believe we are well positioned to increase our revenues, community count and earnings per share, allowing LGI Homes to achieve our long term goals and objectives of market leading returns for our shareholders. For the year, we expect to close more than 4,700 homes and believe basic EPS will be in the range of $4.00 to $4.50 per share,” Lipar concluded.
2016 Fourth Quarter Results
Home closings during the fourth quarter of 2016 increased 20.4% to 1,139 from 946 during the fourth quarter of 2015. Active selling communities increased to 63 at the end of the fourth quarter of 2016, up from 59 communities at the end of the third quarter of 2016.
Home sales revenues for the fourth quarter of 2016 were $236.8 million, an increase of $60.1 million, or 34.0% over the fourth quarter of 2015. The increase in home sales revenues is due to both the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $207,928 for the fourth quarter of 2016, an increase of 11.3% over the fourth quarter of 2015. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the fourth quarter of 2016 was 27.2% as compared to 26.5% for the fourth quarter of 2015. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the fourth quarter of 2016 was 28.5% as compared to 27.6% for the fourth quarter of 2015. This increase primarily reflects a combination of higher average home sales price and benefits of managing overall construction costs. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $23.2 million, or $1.09 per basic share and $1.01 per diluted share, for the fourth quarter of 2016 increased $7.5 million, or 47.5%, from $15.7 million for the fourth quarter of 2015. This increase is primarily attributable to the 20.4% increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling, general and administrative expenses, net of increased expenses associated with new communities.
2016 Full Year Results
Home closings reached an all-time high for 2016, increasing 22.3% to 4,163, far surpassing the previous record of 3,404 from 2015. Active selling communities increased by 11 communities during 2016 and totaled 63 active selling communities at the end of 2016. Reflected in this increase are an additional four communities in the Southwest Division, one in the Southeast Division, three communities in the Florida Division, and three communities in the Northwest Division.
Home sales revenues for 2016 increased 33.0% to $838.3 million compared to 2015.
The average home sales price during 2016 was $201,374, an increase of 8.8% over 2015. Consistent with the Company’s fourth quarter 2016 results, this increase is primarily due to changes in product mix, price points in new markets, and a favorable pricing environment.
Net income of $75.0 million, or $3.61 per basic share and $3.41 per diluted share, for the year ended December 31, 2016, increased $22.2 million, or 42.0%, from $52.8 million for the year ended December 31, 2015. This increase is primarily attributable to the 22.3% increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling, general and administrative expenses, net of increased expenses associated with new communities.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following guidance for 2017. The Company believes it will have between 75 and 80 active selling communities at the end of 2017, close more than 4,700 homes in 2017, and generate basic EPS between $4.00 and $4.50 per share during 2017. In addition, the Company believes 2017 gross margin as a percentage of home sales revenues will be in the range of 25.0% and 27.0% and 2017 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be similar to previous years in the range of 26.5% and 28.5% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2017 will be between $210,000 and $220,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2017 are similar to those in the fourth quarter of 2016 and that average home sales price, construction costs, availability of land, land development costs and overall absorption rates for 2017 are consistent with the Company’s recent experience.

Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, March 7, 2017 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “48646058”. This replay will be available until March 14, 2017.

About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, and Tennessee. The Company has a notable legacy of more than 13 years of homebuilding operations, over which time it has closed over 16,000 homes. For more information about the Company and its new home developments please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2017 home closings, basic earnings per share, gross margins and average home sales price, market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intent,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2016	2015

ASSETS
Cash and cash equivalents	$49,518	$37,568
Accounts receivable	17,055	17,325
Real estate inventory	717,681	531,228
Pre-acquisition costs and deposits	10,651	7,001
Property and equipment, net	1,960	2,108
Other assets	5,631	11,238
Goodwill and intangible assets, net	12,018	12,234
Total assets	$814,514	$618,702

LIABILITIES AND EQUITY
Accounts payable	$12,277	$24,020
Accrued expenses and other liabilities	46,389	40,006
Deferred tax liabilities, net	164	2,726
Notes payable	400,483	304,561
Total liabilities	459,313	371,313
COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 22,311,310 shares issued and 21,311,310 shares outstanding as of December 31, 2016 and 21,270,389 shares issued and 20,270,389 shares outstanding as of December 31, 2015	223	213
Additional paid-in capital	208,346	175,575
Retained earnings	163,182	88,151
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	355,201	247,389
Total liabilities and equity	$814,514	$618,702

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015

Home sales revenues	$236,830	$176,764	$838,320	$630,236
Cost of sales	172,502	129,874	616,707	463,304
Selling expenses	18,019	13,966	66,984	52,998
General and administrative	12,003	9,210	43,158	34,260
Operating income	34,306	23,714	111,471	79,674
Other income, net	(641)	(378)	(2,201)	(606)
Net income before income taxes	34,947	24,092	113,672	80,280
Income tax provision	11,742	8,361	38,641	27,450
Net income	$23,205	$15,731	$75,031	$52,830
Earnings per share:
Basic	$1.09	$0.79	$3.61	$2.65
Diluted	$1.01	$0.75	$3.41	$2.44

Weighted average shares outstanding:
Basic	21,290,257	20,088,010	20,798,333	19,939,761
Diluted	22,878,789	21,174,417	22,024,091	21,740,719

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to “Adjusted Gross Margin.”

Adjusted Gross Margin

Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.

The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended December 31,
	2016	2015
Home sales revenues	$236,830	$176,764
Cost of sales	172,502	129,874
Gross margin	64,328	46,890
Capitalized interest charged to cost of sales	3,249	1,681
Purchase accounting adjustments (a)	31	272
Adjusted gross margin	$67,608	$48,843
Gross margin % (b)	27.2%	26.5%
Adjusted gross margin % (b)	28.5%	27.6%

	Year Ended December 31,
	2016	2015
Home sales revenues	$838,320	$630,236
Cost of sales	616,707	463,304
Gross margin	221,613	166,932
Capitalized interest charged to cost of sales	10,680	6,057
Purchase accounting adjustments (a)	485	2,131
Adjusted gross margin	$232,778	$175,120
Gross margin % (b)	26.4%	26.5%
Adjusted gross margin % (b)	27.8%	27.8%

(a)
Adjustments result from the application of purchase accounting related to prior acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.

Home Sales Revenues and Closings by Division
(Dollars in thousands)

	Three Months Ended December 31,
	2016		2015
	Revenues	Closings	Revenues	Closings
Texas	$120,180	595	$94,528	495
Southwest	46,645	192	35,872	185
Southeast	28,342	157	27,218	164
Florida	34,364	173	19,146	102
Northwest	7,299	22	—	—
Total home sales	$236,830	1,139	$176,764	946

	Year Ended December 31,
	2016		2015
	Revenues	Closings	Revenues	Closings
Texas	$429,505	2,143	$350,674	1,856
Southwest	165,017	737	109,878	565
Southeast	111,651	635	95,949	587
Florida	115,276	595	73,735	396
Northwest	16,871	53	—	—
Total home sales	$838,320	4,163	$630,236	3,404

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes